Exhibit 99.1

Denver, Colorado

NEW AGE BEVERAGES CORPORATION ACHIEVES FULL YEAR 2017
EBITDA OF $5.2 MILLION ON REVENUES 2X GREATER THAN 2016

DENVER, COLORADO, APRIL 17, 2018 – NEW AGE BEVERAGES CORPORATION (NASDAQ: NBEV), the Colorado-based organic and natural healthy functional beverage company dedicated to making a difference for consumers with better-for-you alternatives, today announced the achievement of 2017 full year financial results with gross revenue up 107% to 56.7 million, gross margin improving to 29%, and adjusted EBITDA reaching $5.2 million.

KEY HIGHLIGHTS:
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Net revenues up 106% to $52.2 million for the year, more than twice that of 2016 at $25.3 million.
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Gross margin improved to 29%, up 200 basis points, and Adjusted EBITDA reached $5.2 million exclusive of non-recurring expenses, a 2,344% increase vs prior year.
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Innovative new products within core brands, at significantly higher margins, gaining success and positively impacting blended gross margin.

Brent Willis, Chief Executive Officer of New Age Beverages, commented, “2017 results were excellent, but we know we have so much more potential and opportunity. We acquired and integrated three companies in the year, and uplisted onto the NASDAQ, in addition to hundreds of other things to build the foundation of a much bigger scale company. We have developed the only one-stop-shop of healthy beverages in the industry, and now we are driving that portfolio in expanded distribution and new channels. We have a lot of confidence in our team, our execution capabilities and our brands, and are just beginning to hit our stride.”

 Q4 2017 FINANCIAL RESULTS

For the three-month period ending December 31, 2017, gross revenues reached $12,379,799 versus $11,274,174 in the prior year. Net revenues less discounts, returns and billbacks reached $11,246,317 versus $10,544,254 in the prior year.

Gross profit (not including shipping expense) reach 29.4% of net sales, flat versus the prior year in 2016. Shipping costs in the year were $676,318 or 6.0% of sales versus $450,853 in the prior year period. The increase in shipping costs was due to the integration, absorption, and transfer of inventory from the acquisitions, and the shift to three consolidated national warehouses.

Total operating expenses for the quarter were $7,501,957 as compared to $4,371,640 in 2016, reflective of numerous one-time costs absorption and integration expenses associated with the three acquisitions.

EBITDA on an adjusted basis for the three month period ending December 31, 2017 achieved $789,079 versus was $422,957 in the prior year, an 86.6% increase. The adjustments to EBITDA were independently assessed by a third party during the Company’s quality of earnings analysis, validating the add back of the one-time costs with the acquisitions and financing of the Company.

2017 FINANCIAL RESULTS

For the twelve-month period ending December 31, 2017, gross revenues reached $56,636,287 versus $27,278,606 in the prior year. Net revenues, less discounts, returns and billbacks, reached $52,188,295 versus $25,301,806 in the prior year, reflective of the growth of key core brands, the DSD Division, and the contributions of the three acquisitions completed throughout the year.

Gross profit (not including shipping expense) reach 29% of net sales versus 27% in the prior year and 16% in 2015. Shipping costs in the year were $2,674,379 or 5.1% of sales versus $1,096,830 in the prior year period. The slight increase in shipping costs was due to the integration, absorption, and transfer of inventory from the acquisitions, and the shift to three consolidated national warehouses.

Total operating expenses were $18,448,964 as compared to $9,422,983 in 2016, a 200 basis point reduction vs. prior year, and reflective of numerous one-time expenses associated with the three acquisitions and uplisting onto the NASDAQ Capital Market exchange. Not including one-time expenses, OPEX was 25% of net sales.

EBITDA on an adjusted basis achieved $5,182,451 versus was just over $200 thousand in the prior year. The adjustments to EBITDA were independently assessed by a third party during the Company’s quality of earnings analysis, validating the add back of the one-time costs with the acquisitions and financing of the Company.

About New Age Beverages Corporation (NASDAQ: NBEV)
New Age Beverages Corporation is a Colorado-based healthy functional beverage company that was created in 2016 and 2017 with the combination of Búcha Live Kombucha®, XingTea®, Coco-Libre®, and Marley®, to create a one-stop-shop solution for retailers and distributors providing healthier beverages in the disruptive growth segments of the $870 Billion-dollar non-alcoholic beverage industry. In that period, New Age has become the 54th largest beverage company, the 8th largest healthy beverage company, and the fastest growing in the world. New Age competes Ready to Drink (RTD) Tea, RTD Coffee, Kombucha, Energy Drinks, Relaxation Drinks, Coconut Waters, Functional Waters, and Rehydration Beverages with the brands Búcha® Live Kombucha, XingTea®, XingEnergy®, Marley One Drop®, Marley Mellow Mood®, Marley Mate™, Marley Cold Brew™, Coco-Libre®, PediaAde™, and Aspen Pure® PH and Aspen Pure® Probiotic Water. The Company’s brands are sold across all 50 states within the US and in more than 10 countries internationally across all channels via direct and store door distribution systems. The company operates the websites www.newagebev.com, www.newagehealth.us, www.mybucha.com, www.xingtea.com, www.aspenpure.com, www.drinkmarley.com,  www.cocolibre.com, and https://shop.newagebev.com.

New Age has exclusively partnered with the world's 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

Safe Harbor Disclosure
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company including statements regarding New Age Beverage’s expectation to see continued growth. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. New Age Beverages competes in a rapidly growing and transforming industry, and other factors disclosed in the Company's filings with the Securities and Exchange Commission might affect the Company’s operations. Unless required by applicable law, NBEV undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about New Age Beverages Corporation please contact:

Cody Slach, Liolios Group, Inc.
Investor Relations Counsel
Tel 949-574-3860
NBEV@Liolios.com

New Age Beverages Corporation
Chuck Ence, CFO
303-289-8655
Cence@newagebev.com

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